Exhibit 11.1

Reed Smith LLP
Federated Investors Tower
12th Floor
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
412.288.3131
Fax 412.288.3063

______, 2009

The Trustees of
Federated Stock and Bond Fund
4000 Ericsson Drive
Warrendale, PA  15086-7561

Ladies and Gentlemen:

We have acted as counsel for Federated MDTA LLC, the investment adviser for Federated All Cap Core Fund ( the “Fund”), a portfolio of Federated MDT Series, a Massachusetts business trust, which proposes to acquire the assets of Federated Tax Aware/All Cap Core Fund, in exchange for Class A Shares, Class C Shares and Institutional Shares of the Fund pursuant to Agreements and Plans of Reorganization, each dated ________("Agreements").  A form of the Agreements is  included as an exhibit to the registration statement of the Fund filed on Form N-14 under the Securities Act of 1933, as amended ("N-14 Registration").

As counsel, we have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust dated May 18, 2006, (“Declaration”) the Bylaws of the Fund, and such other documents and records deemed relevant for the purpose of rendering this opinion.  We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1.	The Fund is duly organized and validly existing pursuant to the Declaration.

2.
The Class A Shares, Class C Shares and Institutional Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Class A Shares, Class C Shares and Institutional Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

Very truly yours,

/s/Reed Smith LLP
Reed Smith LLP